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                                                                   EXHIBIT 23.4




                        CONSENT OF ARTHUR ANDERSEN LLP


         As independent accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Interpublic Group of Companies, Inc. (the "Company") of our report dated February 25, 2000, with respect to the consolidated financial statements of NFO Worldwide, Inc. and subsidiaries for the year ended December 31, 1999, which appears in the Report on Form 10-K of the Company filed on April 1, 2002. It should be noted that we have not audited any financial statements of NFO Worldwide, Inc. subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.



/s/ Arthur Andersen LLP
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Arthur Andersen LLP
New York, New York
May 31, 2002